UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 11, 2016 (October 6, 2016)

ICTV BRANDS INC.
(Exact name of registrant as specified in its charter)

Nevada	000-49638	76-0621102
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

489 Devon Park Drive, Suite 315 Wayne, PA 19087
(Address of principal executive offices)

484-598-2300
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 APPOINTMENT OF CHIEF FINANCIAL OFFICER.

On October 6, 2016, we entered into an employment letter agreement with Ernest P. Kollias, Jr., age 43, who will serve as our Chief Financial Officer, at the will of our Board of Directors, effective as of October 10, 2016.

We will pay Mr. Kollias a salary of $160,000 per year, and he will be eligible for annual bonuses at the discretion of our Board of Directors. In addition, we have agreed to grant Mr. Kollias an option to purchase 650,000 shares of our common stock under our 2011 Incentive Stock Option Plan, which option will have an exercise price of $0.34 per share and will vest as follows: 200,000 shares will vest on the date of grant, 250,000 shares will vest on the first anniversary of the date of grant, and the remaining 200,000 shares will vest on the second anniversary of the date of grant. Mr. Kollias will also be entitled to 20 days of paid vacation per year and will be eligible to participate in the standard benefits plans offered to similarly situated employees by us from time to time, subject to plan terms and our generally applicable policies.

Mr. Kollias is the Chief Executive Officer of Freedom Financial Advisory & Capital Management, Inc., a tax management and financial consulting practice which he founded in 2001. He is a Certified Financial Planner professional and entrepreneur with more than 22 years of experience in developing and growing successful businesses. Mr. Kollias received a Bachelor of Science degree in business administration from Drexel University in 1996 and a Master of Science degree in taxation from Widener University in 2001.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ICTV BRANDS INC.

Date: October 11, 2016	/s/ Richard Ransom
Name: Richard Ransom
Title: President